This supplement to the preliminary prospectus supplement relates to an effective registration statement but it is not complete and may be changed. This supplement to the preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-158409

Subject to completion, dated November 16, 2010

Supplement to preliminary prospectus supplement dated November 9, 2010
(To Prospectus dated April 3, 2009)

Covanta Holding Corporation

Senior Notes due 2020

This document (the “supplement”) supplements the preliminary prospectus supplement, dated November 9, 2010 (the “preliminary prospectus supplement”), relating to the offering by Covanta Holding Corporation of Senior Notes due 2020. To the extent information in this supplement is inconsistent with the preliminary prospectus supplement, you should rely on this supplement.

Change to the terms of the Notes

The definition of “Permitted Holders” on page S-191 of the preliminary prospectus supplement and any references to the term “Permitted Holders” in the preliminary prospectus supplement, including in the definition of “‘Change of Control,” are deleted from the preliminary prospectus supplement.

This supplement should be read in conjunction with the preliminary prospectus supplement and the prospectus, and this supplement is qualified in its entirety by reference to the preliminary prospectus supplement and the prospectus except to the extent that the information contained herein modifies or supersedes the information contained in the preliminary prospectus supplement and the prospectus. Capitalized terms used in this supplement and not otherwise defined herein shall have the same meaning specified in the preliminary prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this supplement. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan
BofA Merrill Lynch
Barclays Capital
Citi

Joint lead managers

Credit Agricole CIB	RBS

Co-managers

HSBC	Mizuho Securities USA Inc.	TD Securities

November   , 2010